UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(AMENDMENT NO. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

Pulte Homes, Inc.

(Exact name of registrant as specified in its charter)

Michigan	38-2766606
(State of incorporation or organization)	(I.R.S. Employer Identification Number)

100 Bloomfield Hills Parkway, Suite 300 Bloomfield Hills, Michigan	48304
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series A Junior Participating Preferred Share Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box: ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box: ☐

Securities Act registration statement file number to which this form relates:     N/A     (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A filed by Pulte Homes, Inc. (“Pulte”) on March 6, 2009, as amended and supplemented on April 7, 2009, is amended and supplemented by adding the following:

On September 24, 2009, Pulte Homes, Inc. (“Pulte”) entered into a second amendment (the “Rights Amendment”) to the Section 382 Rights Agreement between Pulte and Computershare Trust Company, N.A., as rights agent, dated as of March 5, 2009, as amended as of April 7, 2009 (as amended, the “Rights Plan”).

The Rights Amendment revised the definitions of “beneficial owner”, “beneficial ownership” and “beneficially own” such that a person will be deemed a “beneficial owner” of, and will be deemed to have “beneficial ownership” and will be deemed to “beneficially own” any securities which such person directly owns, or would be deemed to constructively own, pursuant to Section 382 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

The Rights Amendment also made a number of revisions to the expiration date of the rights. The final expiration date was changed from March 16, 2019 to June 1, 2013. In addition, the Rights Amendment deleted the provision that the rights would expire when the board of directors of Pulte determined that the Rights Plan was no longer in the best interests of Pulte and replaced it with the provision that the rights will expire on June 1, 2010, if the shareholders of Pulte do not approve the Rights Plan at the 2010 Annual Meeting of Shareholders by the affirmative vote of the holders of a majority of the voting power of the outstanding common shares of Pulte entitled to vote, and voting together without regard to class, and that are present, or represented by proxy and voted on the proposal to approve the Rights Plan.

The foregoing summary of the Rights Amendment is qualified in its entirety by the terms and conditions of the Rights Amendment, which is filed as Exhibit 4(c) to this report and is incorporated herein by reference.

Item 2.	Exhibits.

Exhibit Number	Description of Document

3(a)	Conformed Articles of Incorporation of Pulte Homes, Inc., as amended (Incorporated by reference to Exhibit 3.1 of Pulte’s Current Report on Form 8-K, filed on August 18, 2009).

3(b)	Certificate of Designation of Series A Junior Participating Preferred Shares of Pulte Homes, Inc., dated August 18, 2009 (Incorporated by reference to Exhibit 3(b) of Pulte’s Form 8-A/A, filed on August 18, 2009).

3(c)	By-laws of Pulte Homes, Inc. (Incorporated by reference to Exhibit 3.1 of Pulte’s Current Report on Form 8-K, filed on April 8, 2009).

4(a)	Section 382 Rights Agreement, dated as of March 5, 2009, between Pulte and Computershare Trust Company, N.A., as rights agent, which includes the Form of Rights Certificate as Exhibit B thereto (Incorporated by reference to Exhibit 4 of Pulte’s Form 8-A, filed on March 6, 2009).

4(b)	First Amendment to Section 382 Rights Agreement, dated as of April 7, 2009, between Pulte and Computershare Trust Company, N.A., as rights agent (Incorporated by reference to Exhibit 4.1 of Pulte’s Current Report on Form 8-K, filed on April 10, 2009).

4(c)	Second Amendment to Section 382 Rights Agreement, dated as of September 24, 2009, between Pulte and Computershare Trust Company, N.A., as rights agent (Incorporated by reference to Exhibit 4.1 of Pulte’s Current Report on Form 8-K, filed on September 24, 2009).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

PULTE HOMES, INC.

Date: September 24, 2009	By:	/s/ Steven M. Cook
	Name:	Steven M. Cook
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Document

3(a)	Conformed Articles of Incorporation of Pulte Homes, Inc., as amended (Incorporated by reference to Exhibit 3.1 of Pulte’s Current Report on Form 8-K, filed on August 18, 2009).

3(b)	Certificate of Designation of Series A Junior Participating Preferred Shares of Pulte Homes, Inc., dated August 18, 2009 (Incorporated by reference to Exhibit 3(b) of Pulte’s Form 8-A/A, filed on August 18, 2009).

3(c)	By-laws of Pulte Homes, Inc. (Incorporated by reference to Exhibit 3.1 of Pulte’s Current Report on Form 8-K, filed on April 8, 2009).

4(a)	Section 382 Rights Agreement, dated as of March 5, 2009, between Pulte and Computershare Trust Company, N.A., as rights agent, which includes the Form of Rights Certificate as Exhibit B thereto (Incorporated by reference to Exhibit 4 of Pulte’s Form 8-A, filed on March 6, 2009).

4(b)	First Amendment to Section 382 Rights Agreement, dated as of April 7, 2009, between Pulte and Computershare Trust Company, N.A., as rights agent (Incorporated by reference to Exhibit 4.1 of Pulte’s Current Report on Form 8-K, filed on April 10, 2009).

4(c)	Second Amendment to Section 382 Rights Agreement, dated as of September 24, 2009, between Pulte and Computershare Trust Company, N.A., as rights agent (Incorporated by reference to Exhibit 4.1 of Pulte’s Current Report on Form 8-K, filed on September 24, 2009).

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